Exhibit 2.1

[EXECUTION VERSION]

STOCK PURCHASE AGREEMENT

BY AND AMONG

VIISAGE TECHNOLOGY, INC.,

TRANS DIGITAL TECHNOLOGIES CORPORATION

AND

B. G. BECK

Dated as of February 14, 2004

i

2.23	Environmental Matters	23
2.24	Substantial Customers and Suppliers	24
2.25	Accounts Receivable	24
2.26	Inventory	24
2.27	Other Negotiations; Brokers; Third Party Expenses	25
2.28	Banks and Brokerage Accounts	25
2.29	Warranty Obligations	25
2.30	Foreign Corrupt Practices Act.	26
2.31	Assignment and Transfer of Assets and Properties	26
2.32	Financial Projections	26
2.33	Approvals	26
2.34	Takeover Statutes	27
2.35	Disclosure	27

ARTICLE 2A REPRESENTATIONS AND WARRANTIES OF BGB		27
2A.1	Ownership of Company Common Stock	27
2A.2	Investment Representations	27
2A.3	Authority Relative to this Agreement	28
2A.4	No Conflicts	28
2A.5	Finder’s Fee	28
2A.6	Agreements	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29
3.1	Organization and Qualification	29
3.2	Authority Relative to this Agreement	29
3.3	Issuance of Parent Common Stock	30
3.4	SEC Documents; Parent Financial Statements	30
3.5	No Conflicts	30
3.6	Absence of Changes	31
3.7	[Intentionally Omitted]	31
3.8	Compliance with Laws and Orders	31
3.9	Other Negotiations; Brokers; Third Party Expenses	31
3.10	Foreign Corrupt Practices Act	32
3.11	Compliance	32
3.12	Takeover Statute	32
3.13	Approvals	32
3.14	Disclosure	32
3.15	No Undisclosed Liabilities	33
3.16	Legal Proceedings	33
3.17	Books and Records: Organizational Documents	33
3.18	Financial Resources	33
3.19	Due Diligence Sophisticated Acquiror	34
3.20	Approval of Lenders	34

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		34
4.1	Conduct of Business of the Company	34
4.2	No Solicitation	34

ARTICLE 5 ADDITIONAL AGREEMENTS		35
5.1	Private Placement	35
5.2	Access to Information	36
5.3	Confidentiality	37
5.4	Expenses	37
5.5	Public Disclosure	37
5.6	Notices and Approvals	38
5.7	FIRPTA Compliance	38
5.8	Notification of Certain Matters	38
5.9	Additional Documents and Further Assurances; Cooperation	38
5.10	Indemnification	38
5.11	Resignation of Directors	39
5.12	Listing of Additional Shares Application	39
5.13	Audited Financial Statements; Company’s Auditors	39
5.14	Delivery of Stock Ledger and Minute Book of the Company	39
5.15	Parent Board of Directors	39
5.16	Certain Tax Matters	39

ARTICLE 6 CONDITIONS TO THE MERGER		41
6.1	Conditions to Obligations of Each Party to Effect the Acquisition	41
6.2	Additional Conditions to Obligations of BGB	42
6.3	Additional Conditions to the Obligations of Parent	42

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		44
7.1	Survival of Representations, Warranties, Covenants and Agreements	44
7.2	Indemnification by BGB	44
7.3	Indemnification Procedures	46
7.4	Right of Offset	46

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		47
8.1	Termination	47
8.2	Effect of Termination	48
8.3	Amendment	48
8.4	Extension; Waiver	48

ARTICLE 9 MISCELLANEOUS PROVISIONS		48
9.1	Notices	48
9.2	Entire Agreement	50
9.3	Further Assurances; Post-Closing Cooperation	50
9.4	Waiver	50

9.5	Third Party Beneficiaries	50
9.6	No Assignment; Binding Effect	50
9.7	Headings	50
9.8	Invalid Provisions	51
9.9	Governing Law, Submission to Jurisdiction	51
9.10	WAIVER OF TRIAL BY JURY	51
9.11	Construction	51
9.12	Counterparts	52
9.13	Specific Performance	52

ARTICLE 10 DEFINITIONS		52
10.1	Definitions	52
10.2	Construction	58

EXHIBITS:

Exhibit A: Promissory Note

Exhibit B: Registration Rights Agreement

Exhibit C: Legal Opinion of Parent’s Counsel

Exhibit D: Legal Opinion of Company’s Counsel

Exhibit E: Form of Intellectual Property, Confidential and Noncompetition Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 14, 2004, by and among VIISAGE TECHNOLOGY, INC. a Delaware corporation (“Parent”), TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and B.G. BECK (“BGB”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

A. BGB owns all of the issued and outstanding capital stock of the Company.

B. Parent desires to purchase and acquire from BGB, and BGB desires to sell and transfer to Parent, all of the shares of Company Common Stock (as defined in Section 2.3(a)) which are issued and outstanding immediately prior to the Closing (as defined in Section 1.2) for the consideration, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

C. The Company, BGB and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing, Parent shall purchase and acquire from BGB, and BGB shall sell and transfer to Parent, all shares of Company Common Stock issued and outstanding immediately prior to the Closing for and in exchange of the Acquisition Consideration. Following the Closing, Parent shall own all of the issued and outstanding equity and any other ownership interests of the Company.

1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”), which is expected to take place on or about February 13, 2004, will take place upon satisfaction or waiver of the conditions set forth in Article 6, at the offices of Parent, 30 Porter Road, Littleton, Massachusetts, unless another place or time is agreed to by Parent and BGB.

1.3 [Intentionally Omitted]

1.4 [Intentionally Omitted]

1.5 Directors and Officers of Company After Closing. Immediately after the Closing, the sole director of the Company shall be Bernard C. Bailey, who shall hold office in accordance with the certificate of incorporation and bylaws of the Company. Immediately after the Closing, the officers of the Company shall be Bernard C. Bailey, President, Bill Aulet, Treasurer, and Elliot J. Mark, Secretary, each to hold office in accordance with the bylaws of the Company.

1.6 Acquisition Consideration. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations, warranties covenants and agreements of the Company and BGB contained herein, and in exchange for all of the shares of Company Common Stock issued and outstanding immediately prior to the Closing, at the Closing, Parent shall pay to BGB, and BGB shall receive from Parent, total consideration equal to (i) the Aggregate Share Amount; and (ii) the Aggregate Cash Amount (collectively, the “Acquisition Consideration”). At least $5,000,000 of the Aggregate Cash Amount shall be paid by wire transfer to a bank account designated by BGB, and the balance of the Aggregate Cash Amount shall be paid by delivery to BGB of a Promissory Note in the form attached as Exhibit A (the “Promissory Note”).

1.7 Adjustments to Aggregate Share Amount and Aggregate Cash Amount.

(a) Generally. The Aggregate Share Amount shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Closing. Adjustments, if any, to the Aggregate Cash Amount shall be made as set forth in Section 1.7(b).

(b) Adjustment for Department of Defense Purchase Order of CAC Cards. If on or prior to June 30, 2004, the United States Department of Defense (“DoD”) notifies the Company that the CP400 system has been selected for production of “Common Access Cards” and DoD or any affiliated agencies of DoD submit purchase orders to the Company for at least five hundred (500) CP400 printers for an aggregate order amount of at least $4,000,000 (a “Qualifying Order”), then the Aggregate Cash Amount shall be increased by $2,600,000 (the “CAC Amount”). Upon Parent’s receipt of any payment from DoD or any affiliated agency of DoD in connection with the Qualifying Order (each such payment, a “CAC Payment”), Parent shall pay to BGB the amount equal to each CAC Payment until the aggregate amount paid to BGB equals the CAC Amount. Payment(s) from Parent to BGB pursuant to the preceding sentence shall be made promptly, but in no event later than ten (10) days, after the Company receives the applicable CAC Payment, in each case by wire transfer to a bank account designated by BGB.

1.8 [Intentionally Omitted]

1.9 [Intentionally Omitted]

1.10 [Intentionally Omitted]

1.11 Exemption From Registration. Parent and the Company intend that the shares of Parent Common Stock to be issued as part of the Acquisition Consideration at the Closing will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder (the “Securities Act”), by reason of Section 4(2) of the Securities Act.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized to take, and will take, all such lawful and necessary action. If, at any time after the Closing, any further action is necessary or desirable to vest BGB with full right, title and possession to and of the Acquisition Consideration, the officers and directors of Parent are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BGB

The Company and BGB hereby jointly and severally represent and warrant to Parent, subject to such exceptions as are specifically disclosed in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof (which Company Disclosure Schedule shall (i) be deemed to be representations and warranties as if made hereunder, (ii) adequately describe the exceptions and specifically reference the Section hereof to which it applies, and (iii) be interpreted so that each disclosure or exception appearing therein shall be deemed to apply to each other subsection of this Article 2 to which a reasonable person would infer that such disclosure or exception applies), as follows:

2.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has full corporate power and authority, as the case may be, to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company or any of its Subsidiaries (as applicable) is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company and each of its Subsidiaries (as applicable) owns, uses or leases from third parties substantial tangible Assets and Properties, or has employees.

2.2 Authority Relative to this Agreement. Subject only to the requisite adoption of this Agreement by BGB, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by, and enforceability against, Parent, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Capital Stock.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, $0.01 par value per share (the “Company Common Stock”), of which 100 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, have been issued in compliance with all applicable federal, state and foreign securities Laws, and are owned beneficially and of record by BGB. No shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.

(b) Section 2.3(b) of the Company Disclosure Schedule lists the name and state of residence of each person who or entity which is a holder of Company Common Stock.

(c) No Company Common Stock has been issued subject to a repurchase option or buy-back agreement on the part of the Company.

(d) There are no outstanding Company Options or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options. There is no stock plan of the Company or any of its Subsidiaries pursuant to which Company Options or Subsidiary Options have been issued or are available for issuance.

(e) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

(f) The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Common Stock, including any voting trust agreement or proxy. No debt securities of the Company are issued and outstanding.

2.4 Subsidiaries. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person. The Company owns all of the outstanding capital stock or membership interests, as applicable, of the Subsidiaries set forth in Section 2.4 of the Company Disclosure Schedule, free and clear of any and all Liens and there are no outstanding Options to purchase any of the capital stock or the securities of any such Subsidiary.

2.5 Directors and Officers. The names of each director and officer of the Company and its Subsidiaries (as applicable) on the date hereof, and his or her position with the Company and its Subsidiaries are listed in Section 2.5 of the Company Disclosure Schedule.

2.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(c) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company, its Subsidiaries or any of their respective Assets and Properties; or

(c) except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Subsidiaries or any of their respective Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company or any of its Subsidiaries is a party or by which any of the Assets and Properties of the Company or its Subsidiaries is bound.

2.7 Company Financial Statements. Section 2.7(a) of the Company Disclosure Schedule sets forth the unaudited consolidated balance sheet of the Company as at December 31, 2003 and the related consolidated statement of operations and statement of cash flows for the twelve months ended December 31, 2003 (the “Company Financials”). The Company Financials have been prepared in accordance with accounting principles applied on a consistent basis, are complete and correct, are in accordance with the Books and Records of the Company and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The Books and Records of the Company are sufficient to permit an audit of the Company conducted in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”).

2.8 Books and Records; Organizational Documents. Copies of the minute books and stock record books of the Company and each of its Subsidiaries (a) have been provided or made available to Parent or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all material respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company and its Subsidiaries from the applicable date of the incorporation through the date hereof. The Company has prior to the execution of this Agreement made available to Parent or its counsel true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries each as amended through the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any provisions of their respective certificate of incorporation or bylaws (or similar organizational documents).

2.9 Absence of Changes. Since December 31, 2003, (the “Company Financials Date”), except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of the Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Company Disclosure Schedule, since the Company Financials Date:

(a) neither the Company nor any of its Subsidiaries have entered into any Contract, other than with Parent or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b) neither the Company nor any of its Subsidiaries have entered into any Contract, other than with Parent and its Affiliates, as part of a Business Combination;

(c) the Company and its Subsidiaries have not altered or entered into any Contract or other commitment to alter, their respective interest in any corporation, association, joint venture, partnership or business entity in which the Company or its Subsidiaries directly or indirectly holds any interest on the date hereof;

(d) neither the Company nor any of its Subsidiaries have entered into any strategic alliance, joint development or joint marketing Contract;

(e) there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(f) neither the Company nor any of its Subsidiaries have entered into any material transaction with any officer, director, stockholder, Affiliate or Associate of the Company or, as applicable, its Subsidiaries, other than pursuant to any Contract disclosed to Parent pursuant to Section 2.9(e), Section 2.18(a) or Section 2.20 of the Company Disclosure Schedule or other than pursuant to any Contract of employment listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

(g) neither the Company nor any of its Subsidiaries have entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company and its Subsidiaries or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

(h) no Action or Proceeding has been commenced or, to the knowledge of the Company threatened, by or against the Company or any of its Subsidiaries;

(i) neither the Company nor any of its Subsidiaries have declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, capital stock (however denominated) of any Subsidiary of the Company (a “Company Subsidiary”) or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company

Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiary or Equity Equivalents;

(j) (1) neither the Company nor any of its Subsidiaries has issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiaries or Equity Equivalents, (2) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Common Stock, capital stock (however denominated) of any Company Subsidiaries or Equity Equivalents, and (3) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

(k) there has not been any amendment to the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws (or similar organizational documents);

(l) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than as disclosed in Section 2.9 of the Company Disclosure Schedule;

(m) neither the Company nor any of its Subsidiaries has made or agreed to make any material disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company or any Company Subsidiary, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(n) neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company or a Subsidiary of the Company consistent with past practice, and (ii) other acquisitions in an amount not exceeding fifty thousand dollars ($50,000) in the case of any individual item or one hundred thousand dollars ($100,000) in the aggregate;

(o) neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company or, as applicable, its Subsidiaries, constituting capital assets in the aggregate in an amount exceeding fifty thousand dollars ($50,000);

(p) neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company or, as applicable, its Subsidiaries, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(q) neither the Company nor any of its Subsidiaries has made or agreed to make payment, discharge or satisfaction, in an amount in excess of twenty five thousand dollars ($25,000), in any one case, or seventy five thousand dollars ($75,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Company Financials Date;

(r) neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company or any Subsidiary of the Company (other than delays in the ordinary course of the Company’s business consistent with past practices that will not have a material adverse effect on the Business or Condition of the Company), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

(s) neither the Company nor any of its Subsidiaries has issued or sold any debt securities of the Company or its Subsidiaries or guaranteed any debt securities of others;

(t) neither the Company nor any of its Subsidiaries has granted any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written Contracts, copies of which have been made available to Parent and which are disclosed in Section 2.9(t) of the Company Disclosure Schedule;

(u) except pursuant to a Contract disclosed to Parent pursuant to Section 2.9(e) or Section 2.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries, or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

(v) neither the Company nor any of its Subsidiaries has paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company or, as applicable, its Subsidiaries in the ordinary course of business) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries;

(w) neither the Company nor any of its Subsidiaries has adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

(x) neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(y) neither the Company nor any of its Subsidiaries has commenced or terminated, or made any material change in, any line of business;

(z) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any of its Subsidiaries in the aggregate in an amount exceeding twenty five thousand dollars ($25,000); and

(aa) neither the Company nor any of its Subsidiaries has entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no material Liabilities of the Company or any of its Subsidiaries, or affecting any of their respective Assets and Properties (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Company Financials Date which are not for tort or for breach of contract).

2.11 Taxes.

(a) The Company and Company Subsidiaries have filed all Tax Returns required to be filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company and/or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. Neither the Company nor any of the Company Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that the Company and/or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets and Properties of the Company and/or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than any security interest for Taxes not yet due.

(b) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no dispute or claim concerning any Tax Liability of the Company and/or any Company Subsidiary either (i) claimed or raised by any Governmental or Regulatory

Authority in writing or (ii) as to which the Company and/or any Company Subsidiary has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority. The Company has delivered or made available to Parent true, correct and complete copies of all federal income Tax Returns filed, formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company and/or any Company Subsidiary since inception.

(d) Neither the Company nor any Company Subsidiary has ever waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any Company Subsidiary is a party to or bound by (or will prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common parent of which was the Company), under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). Neither the Company nor any Company Subsidiary has ever been required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to Code Sections 481 or 263A or any comparable provisions under any state or foreign Tax Laws.

(f) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person other than the Company or the Company Subsidiaries (A) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(g) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, nor is a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company, or, as applicable, its Subsidiaries, that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

2.12 Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) there are no Actions or Proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against or adversely affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(b) there are no facts or circumstances known to the Company or its Subsidiaries that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(c) neither the Company nor any of its Subsidiaries has received notice, and do not otherwise have knowledge of any Orders outstanding against the Company or, as applicable, its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has received notice, and neither the Company nor any of its Subsidiaries have knowledge of, any defects, dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company or its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property. Section 2.12(d) of the Company Disclosure Schedule sets forth all Actions or Proceedings against or affecting, or, to the knowledge of the Company and its Subsidiaries, threatened against, the Company, any Company Subsidiaries or any of their respective Assets and Properties during the three-year period prior to the date hereof.

2.13 Compliance with Laws and Orders. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, Affiliates, agents or employees has violated in any material respect since the incorporation of the Company or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or its Subsidiaries or any of their respective Assets and Properties. Neither the Company nor any of its Subsidiaries is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or any of its Subsidiaries since the incorporation of the Company or, as applicable, its Subsidiaries, other than a violations which could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

2.14 Plans; ERISA.

(a) All of the Plans of the Company and its Subsidiaries are listed on Section 2.14(a) of the Company Disclosure Schedule. Copies of all such Plans have been made available to Parent. To the extent applicable, the Plans comply substantially with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Internal Revenue Code, and except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code or Section 501(a) of the Internal Revenue Code. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. Neither the Company, any of its Subsidiaries nor any of their Affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company, any of its Subsidiaries nor any officer or director of the Company or any of its Subsidiaries has incurred any material Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Internal Revenue Code, which are applicable to such Plans. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the best knowledge of the Company, is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All material reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth in Section 2.14(b) of the Company Disclosure Schedule, result in any payment or increased (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) materially increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(c) To the extent applicable, the Company and its Subsidiaries have complied substantially with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company or its Subsidiaries and their respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

2.15 Real Property.

(a) Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company or any of its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or any of its Subsidiaries is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, any of its

Subsidiaries, or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Parent and such Lease Documents are unmodified and in full force and effect. Neither the Company nor any of its Subsidiaries owns any real property other than Company or Subsidiary owned leasehold improvements, if any, on Leased Real Property.

(b) Subject to the terms of the Lease Documents, the Company or any of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company or its Subsidiary, as applicable, and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and neither the Company nor any of its Subsidiaries has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property.

(c) Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against any of such real property or the improvements thereon.

2.16 Tangible Personal Property. The Company and each of its Subsidiaries is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the date of the Company Financials, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except (i) for the Liens disclosed in Section 2.16 of the Company Disclosure Schedule and purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s or any of its Subsidiaries’ business for which the purchase price is not yet due and payable, or (ii) as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is suitable in all material respects for the conduct by the Company or its Subsidiary, as applicable, of its respective business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

2.17 Intellectual Property.

(a) Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b) The Company and its Subsidiaries have all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property. Each item of Company Intellectual Property of the Company and its Subsidiaries, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company or, as applicable, its Subsidiaries (excluding Intellectual Property licensed to the Company or its Subsidiaries under any License) and is free and clear of any Liens. The Company and its Subsidiaries (i) own exclusively all trademarks, service marks and trade names used by the Company and, as applicable, its Subsidiaries in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale of any products or technology or the provision of any services by the Company and, as applicable, its Subsidiaries; provided, however, that the Company and its Subsidiaries may use trademarks, service marks and trade names of third parties which are licensed to the Company or, as applicable, its Subsidiaries or are in the public domain, and (ii) own exclusively, and have good title to, each copyrighted work that is a Company or Subsidiary product and each other work of authorship that the Company or Subsidiary otherwise purports to own.

(c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company or its Subsidiaries, the Company or its applicable Subsidiary, has a written agreement with such Person with respect thereto and the Company or, as applicable, its Subsidiaries has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

(d) The Company and its Subsidiaries have not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

(e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s and each of its Subsidiaries’ businesses as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and its Subsidiaries.

(f) Section 2.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which the Company and, as applicable, its Subsidiaries are a party with respect to any Intellectual Property. No Person other than the

Company or its Subsidiaries has ownership rights to improvements made by the Company or any of its Subsidiaries in Intellectual Property which has been licensed to the Company or any of its Subsidiaries.

(g) Section 2.17(g) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company or any of its Subsidiaries and any other Person wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or, as applicable, its Subsidiaries or such other Person of the Intellectual Property of any Person other than the Company and its Subsidiaries.

(h) Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company and each of its Subsidiaries as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company or its Subsidiaries, does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any material term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Law, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(i) Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company or any Subsidiary of the Company has acquired ownership of any Intellectual Property from any Person, the Company or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company or the applicable Subsidiary and, to the maximum extent provided for by and required to protect the Company’s or its Subsidiary’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company or, as applicable, the Subsidiary of the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.

(j) There are no Contracts or Licenses between the Company or its Subsidiaries and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) known to the Company regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l) Except as set forth in Section 2.17(l) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Company or the applicable Subsidiary of the Company or provided by any other Person to the Company or Subsidiary of the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and each of the Subsidiaries has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company and each of its Subsidiaries have executed such an agreement and copies of all such agreements have been provided to Parent or made available to Parent for review.

(m) No Company Intellectual Property or product, technology or service of the Company or its Subsidiaries is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or, as applicable, its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property.

(n) No (i) product, technology, service or publication of the Company or its Subsidiaries, (ii) material published or distributed by the Company or its Subsidiaries or (iii) conduct or statement of Company or its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(o) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Parent’s granting any rights or licenses with respect to the Intellectual Property of Parent to any Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound.

(p) Section 2.17(p) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company or any of its Subsidiaries has licensed from any third party which is used by the Company and its Subsidiaries in its products or otherwise in its business (other than off-the-shelf software) and (y) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has all rights necessary to the use of such software, “freeware” and “shareware.”

(q) The products of the Company and each of its Subsidiaries comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company and, as applicable, its Subsidiaries. There are no material outstanding claims (or facts known to the Company that are likely to lead to a material claim) for breach of warranties by the Company or any of its Subsidiaries in connection with the foregoing. All material product performance comparisons heretofore furnished by the Company or any of its Subsidiaries to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a product or License on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

(r) The Company and each of its Subsidiaries have taken all necessary steps to protect and preserve ownership of Company Intellectual Property, except where the failure to so protect and preserve Company Intellectual Property could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company. The Company and each of its Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that the consultant is concurrently employed by the Company or any of its Subsidiaries and a third party, the Company or, as applicable, its Subsidiary has taken appropriate steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Section 2.17(r) of the Company Disclosure Schedule.

2.18 Contracts.

(a) Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement except as listed in Section 2.18(a) of the Company Disclosure Schedule), to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound (other than employee offer letters).

(b) Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company or its Subsidiaries, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).

(c) Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s or, as applicable, any of its Subsidiaries’ ability to compete with any Person in any line of business or in any area or territory.

2.19 Government Contracts.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the Closing. Section 2.19(a) of the Company Disclosure Schedule accurately reports for each Government Contract the total net payments made as of the Company Financials Date, payments due for work performed, and the Company’s best estimate of total projected value. Except as disclosed in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has bid on or been awarded any “small business set aside contract,” “woman-owned set aside contract,” any other “set aside contract” or other order or contract requiring small business or other special status at any time during the last five (5) years. None of the Company’s or any Company Subsidiary’s expected sales or orders will be lost, and the customer relations of the Company and its Subsidiaries will not be damaged, as a result of the Company continuing the operations of the Company and its Subsidiaries as an entity that does not qualify as a small business concern. The Company and each Company Subsidiary is, and has been since five (5) years prior to the date of this Agreement, in compliance with all material terms and conditions of each Government Contract, and neither the Company nor any Company Subsidiary has received notice of any breach or violation of any material contract requirement or law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the date of this Agreement has been, in effect pertaining to any Government Contract.

(b) Neither (i) the Company, any Company Subsidiary nor any of their respective partners, stockholders, directors or officers nor (ii) to the knowledge of the Company, any of their respective predecessors has been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor, to the knowledge of the Company, has any debarment, suspension or exclusion proceeding been initiated against the Company, any Company Subsidiary or any of its or its Subsidiaries’ predecessors, partners, stockholders, directors or officers.

(c) There have been no Actions or Proceeding involving or related to the Company or any Company Subsidiary or, to the knowledge of the Company, any of its or its Subsidiaries’ predecessors, partners, stockholders, directors, officers or employees with respect to an alleged or potential violation of a contract requirement or applicable Law pertaining to any Government Contract, since the date ten (10) years prior to the date of this Agreement.

(d) Neither the Company nor any Company Subsidiary has conducted any internal investigation in connection with which the Company or any Company Subsidiary has engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental or Regulatory Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of applicable Law with respect to any Government Contract.

(e) The Company and each Company Subsidiary maintains systems of internal controls that are in compliance with all requirements of all of the Government Contracts and of applicable Laws.

(f) Neither the Company, the Company Subsidiaries nor any of the employees, directors, partners, principals, agents or assignees of the Company or the Company Subsidiaries have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(g) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or any Company Subsidiary to a Governmental or Regulatory Authority, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since five (5) years prior to the date of this Agreement, including (but not limited to) any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, contract clauses, representations or certifications were and still are complete and correct in all material respects.

(h) Neither the Company nor any Company Subsidiary has any pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, and the Company has no knowledge of any claim or anticipated claim against the Company or any Company Subsidiary by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract. There exists no basis for a claim of liability against the Company by any Governmental Authority under the Truth in Negotiations Act and/or as a result of defective cost and pricing data submitted by the Company to any Governmental Authority.

2.20 Insurance. Section 2.20 of the Company Disclosure Schedule contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company or any Company Subsidiary relating to the Assets and Properties of the Company and its Subsidiaries, copies of which have been provided or made available to Parent. In the three (3) year period ending on the date hereof, neither the Company nor any Company Subsidiary has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company or any Company Subsidiary, purchase of additional equipment or modification of any of Company’s or its Subsidiaries’ methods of doing business. The insurance coverage provided by the policies set forth in Section 2.20 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 2.20 of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company, the applicable Subsidiary of the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that is likely to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.20 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company and of its Subsidiaries are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound. Section 2.20 of the Company Disclosure Schedule contains a list of all claims in excess of $10,000 made under any insurance policies covering the Company or any of its Subsidiaries in the last two years. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy listed (or required to be listed) in Section 2.20 of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.21 Affiliate Transactions.

(a) Except as disclosed in Section 2.9(f) or Section 2.21(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company or its Subsidiaries, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s knowledge, any Affiliate or Associate of the Company or its Subsidiaries or (B) any Person who, to the Company’s knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any Assets and Properties, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither the Company, its Subsidiaries nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any Assets and Properties, services or facilities to the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

(b) Except as disclosed in Section 2.21(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.21(a) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company or its Subsidiaries (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.

2.22 Employees; Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company or any Company Subsidiary and there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor, to the Company’s knowledge, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company and each Company Subsidiary is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company or any Company Subsidiary and Persons employed by or providing services to the Company or such Company Subsidiary.

(b) Each Person who is an employee of the Company or any of its Subsidiaries is employed at will. No employee of the Company or any of its Subsidiaries is represented by a union. Each Person who is an independent contractor of the Company or any of its Subsidiaries is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Section 2.22(b) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. To the knowledge of the Company, no current employee of the Company or its Subsidiaries has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company or, as applicable, its Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company, since the Company’s inception, there have been no claims against the Company or its Subsidiaries by employees of such outside agencies, if any, with regard to employees assigned to work for the Company and its Subsidiaries, and no claims by any Governmental or Regulatory Authority with regard to such employees.

(c) To the knowledge of the Company, no officer, employee or consultant of the Company or any its Subsidiaries is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s, or as applicable, any of its Subsidiaries’ business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s, or as applicable, any of its Subsidiaries’ business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.

2.23 Environmental Matters.

(a) To the knowledge of the Company, no Hazardous Material is present in, on, under or adjacent to any property that the Company and/or any Company Subsidiary has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon) and no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties owned, operated, occupied, leased or used at any time (including both land and improvements thereon) by the Company and/or any Company Subsidiary. Neither the Company nor any Company Subsidiary has transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, or currently engages in any of the foregoing activities, in violation of any applicable statute, rule, regulation, order, treaty or Law.

(b) No Approvals are required to be obtained by the Company and/or any Company Subsidiary under any Environmental Laws. Each of the Company and the Company Subsidiaries has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

(c) No Action or Proceeding is pending, or to the Company’s knowledge, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company and/or any Company Subsidiary. The Company is not aware of any fact or circumstance that could involve the Company and/or any Company Subsidiary in any environmental litigation or impose upon the Company and/or any Company Subsidiary any environmental Liability.

2.24 Substantial Customers and Suppliers. Section 2.24 of the Company Disclosure Schedule lists the three (3) largest customers of the Company and its Subsidiaries, collectively, on the basis of revenues collected or accrued for the Company Financials. Section 2.24 of the Company Disclosure Schedule lists the three (3) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the Company Financials. Except as disclosed in Section 2.24 of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since December 31, 2002 or, to the knowledge of the Company or its Subsidiaries, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.24 of the Company Disclosure Schedule, to the knowledge of the Company or its Subsidiaries, no such customer or supplier is threatened with bankruptcy or insolvency.

2.25 Accounts Receivable. Except as set forth in Section 2.25 of the Company Disclosure Schedule, the accounts and notes receivable of the Company and its Subsidiaries reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Company Financials Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) are not subject to any valid set-off or counterclaim, (d) have been collected or are fully collectible net of reserves according to their terms in amounts not less than the aggregate amounts thereof carried on the Books and Records of the Company, and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

2.26 Inventory. Except to the extent reserved or provided for in the Company Financials, all inventory of the Company and its Subsidiaries reflected on the balance sheet included in the

Company Financials consisted, and all such inventory acquired since the Company Financials Date consists, of a quality and quantity usable and saleable in the ordinary course of business. Except as disclosed in the notes to the Company Financials or in Sections 2.26 or 2.16 of the Company Disclosure Schedule, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or its Subsidiaries free and clear of any Lien, are not held by the Company or its Subsidiaries on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

2.27 Other Negotiations; Brokers; Third-Party Expenses. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, agents, or, to the knowledge of the Company, any of its or its Subsidiaries, stockholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any of its Subsidiaries or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) except as disclosed in Section 2.27 of the Company Disclosure Schedule, has entered into any Contract or arrangement with any Person regarding any transaction involving the Company or its Subsidiaries which is likely to result in Parent, the Company, any of its Subsidiaries or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in Section 2.27 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or its Subsidiaries.

2.28 Banks and Brokerage Accounts. Section 2.28 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or its Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or its Subsidiaries having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.29 Warranty Obligations.

(a) Section 2.29(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its Subsidiaries in respect of any of the Company’s and, as applicable, its Subsidiaries’ products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute, True and correct copies of the Warranty Obligations have been made available to Parent prior to the execution of this Agreement.

(b) Except as disclosed in Section 2.29(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or any of its Subsidiaries other than corporate officers is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Company Financials reflects reasonable reserves for Warranty Obligations. All products manufactured or designed by the Company or any of its Subsidiaries and all products licensed, leased, rented or sold by the Company or any of its Subsidiaries to other Persons (A) were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

2.30 Foreign Corrupt Practices Act. Neither the Company, any of its Subsidiaries, nor to the knowledge of the Company or its Subsidiaries, any agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.31 Assignment and Transfer of Assets and Properties. There are no Intellectual Property, Contracts or other Assets and Properties in use in the business of the Company or any of its Subsidiaries that are owned or leased by BGB or its Affiliates that have not been or will not have been assigned to Parent, the Company or the Company’s Subsidiaries, as applicable, at or prior to the Closing. No other Person, including BGB or Affiliates thereof, has or will have any rights therein as of Closing.

2.32 Financial Projections. The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of this Agreement.

2.33 Approvals.

(a) Section 2.33(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities known to the Company relating to the business conducted by the Company and its Subsidiaries which are required to be given to or obtained by the Company or any of its Subsidiaries from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b) Section 2.33(b) of the Company Disclosure Schedule contains a list of all material Approvals known to the Company which are required to be given to or obtained by the Company or any of its Subsidiaries from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Except as set forth in Section 2.33(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries in the manner as it is currently being conducted and there has been no written notice received by the Company or any of its Subsidiaries of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries as it is currently being conducted are set forth in Section 2.33(c) of the Company Disclosure Schedule.

2.34 Takeover Statutes. No Takeover Statute applicable to the Company or its Subsidiaries is applicable to the Acquisition or the other transactions contemplated hereby.

2.35 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all of the Contracts and Licenses which the Company is required by this Agreement to make available to Parent on or before the date of this Agreement.

ARTICLE 2A

REPRESENTATIONS AND WARRANTIES OF BGB

BGB hereby represents and warrants to Parent as follows:

2A.1 Ownership of Company Common Stock. BGB owns of record and beneficially all of the issued and outstanding shares of Company Common Stock. Such shares are, and when delivered by BGB to Parent pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens, under the Uniform Commercial Code or otherwise.

2A.2 Investment Representations. BGB has received all such information as he deems necessary and appropriate to enable him to evaluate the financial risk inherent in acquiring and holding shares of Parent Common Stock. By virtue of BGB’s business and financial experience, BGB is capable of evaluating the merits and risks of an investment in Parent Common Stock and has the capacity to protect his own interests. BGB is an individual who, together with his spouse, has a net worth (i.e., total assets in excess of total liabilities) in excess of $1,000,000.

2A.3 Authority Relative to this Agreement. BGB has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which BGB is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which BGB is or will become a party have been or will be, as applicable, duly and validly executed and delivered by BGB and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party thereof) by, and enforceability against, Parent, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of BGB enforceable against him in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2A.4 No Conflicts. The execution and delivery by BGB of this Agreement and the Ancillary Agreements to which he is a party does not, and the performance by BGB of his obligations under this Agreement and the Ancillary Agreements to which he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any Law or Order applicable to BGB; or

(b) except as would not have a material adverse effect on the Business or Condition of the Company, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require BGB to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of BGB’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which BGB is a party or by which any of BGB’s Assets and Properties is bound.

2A.5 Finder’s Fee. BGB has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2A.6 Agreements. BGB is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company or a Subsidiary. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which

BGB is a party relating to the business of the Company or any Subsidiary or to BGB’s rights and obligations as a stockholder, director or officer of the Company or any Subsidiary. Except as set forth in Section 2A.6 of the Company Disclosure Schedule, BGB does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company or any Subsidiary, or any organization which has a contract or arrangement with the Company or any Subsidiary.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and BGB, subject to such exceptions as are specifically disclosed in the disclosure schedule and schedule of exceptions (the “Parent Disclosure Schedule”) delivered herewith and dated as of the date hereof (which Parent Disclosure Schedule shall (i) be deemed to be representations and warranties as if made hereunder, (ii) adequately describe the exceptions and specifically reference the Section hereof to which it applies, and (iii) be interpreted so that each disclosure or exception appearing therein shall be deemed to apply to each other subsection of this Article 3 to which a reasonable person would infer that such disclosure or exception applies), as follows:

3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

3.2 Authority Relative to this Agreement. Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Parent, and no other corporate action on the part of Parent is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Parent is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued at the Closing in connection with the Acquisition, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws subject to the truth and accuracy of the representations made in Section 2.3 and Section 2A.2.

3.4 SEC Documents; Parent Financial Statements. Parent has filed all SEC Documents required to be filed by it with the SEC since January 1, 2002, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document filed with the SEC prior to the date of this Agreement. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable accounting rules in connection with past, present or future acquisitions. There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements. Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities, except for Liabilities and obligations (i) incurred in the ordinary course of business after the date of the most recent Parent Financial Statements or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.

3.5 No Conflicts. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is or will be a party does not, and the performance by Parent of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent.

(b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or its Assets or Properties; or

(c) except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (B) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or any of its Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent is a party or by which any of its Assets and Properties are bound.

3.6 Absence of Changes. Since the date of the most recent Parent Financial Statements, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of Parent.

3.7 [Intentionally Omitted]

3.8 Compliance with Laws and Orders. Parent has not violated in any material respect within the last three (3) years or is currently in default or violation in any material respect under, any Law or Order applicable to Parent or any of its Assets and Properties, and Parent is not aware of any claim of violation, or of any actual violation, of any such Laws and Orders by Parent within the last three (3) years.

3.9 Other Negotiations; Brokers; Third-Party Expenses. Neither Parent nor any of its officers, directors, employees, agents (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Parent) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Parent which is likely to result in the Company, any of its Subsidiaries, BGB, or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Other than Adams, Harkness & Hill, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

3.10 Foreign Corrupt Practices Act. Neither Parent nor, to the knowledge of Parent, any agent, employee or other Person acting on behalf of Parent has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.11 Compliance. Parent and its Affiliates, officers, directors, agents and employees are and have been in compliance in all material respects with all applicable Laws and Orders of any Governmental or Regulatory Authorities applicable to the business conducted by Parent, and Parent is not aware of any claim of violation, or of any actual violation, of any such Laws and Orders by Parent.

3.12 Takeover Statutes. No Takeover Statute applicable to the Parent or its Subsidiaries is applicable to the Acquisition or the other transactions contemplated hereby.

3.13 Approvals.

(a) No Approvals of Governmental or Regulatory Authorities relating to the business conducted by Parent are required to be given to or obtained by Parent in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws, (ii) filing with the National Association of Securities Dealers, Inc. (the “NASD”) of a listing of additional shares with respect to the shares of Parent Common Stock issuable under this Agreement and (iii) Approvals of Governmental or Regulatory Authorities which could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent).

(b) Except as set forth in Section 3.13(b) of the Parent Disclosure Schedule, no Approvals are required to be given to or obtained by Parent from any and all third parties (other than Governmental or Regulatory Authorities) in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than such Approvals the failure of which to make or obtain as could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

3.14 Disclosure. No representation or warranty made by Parent contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

3.15 No Undisclosed Liabilities. Except as reflected or reserved against in the Parent Financial Statements (including the notes thereto), there are no material Liabilities of Parent or any of its Subsidiaries, or affecting any of their respective Assets and Properties (other than Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Parent Financial Statements which are not for tort or for breach of contract).

3.16 Legal Proceedings. Except as set forth in Section 3.16 of the Parent Disclosure Schedule:

(a) there are no Actions or Proceedings pending or, to the knowledge of Parent, threatened, against or adversely affecting Parent or its Subsidiaries or any of their respective Assets and Properties;

(b) there are no facts or circumstances known to Parent or its Subsidiaries that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting Parent or its Subsidiaries or any of their respective Assets and Properties;

(c) neither Parent nor any of its Subsidiaries has received notice, and do not otherwise have knowledge of any Orders outstanding against Parent or, as applicable, its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has received notice, and neither Parent nor any of its Subsidiaries have knowledge of, any defects, dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by Parent or its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

3.17 Books and Records; Organizational Documents. Copies of the minute books and stock record books of Parent (a) have been provided or made available to the Company or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all material respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of Parent from the applicable date of the incorporation through the date hereof. Parent has prior to the execution of this Agreement made available to the Company or its counsel true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of Parent as amended through the date hereof. Parent is not in violation of any provisions of its certificate of incorporation or bylaws.

3.18 Financial Resources. Parent has (and will maintain at all times prior to the Closing) sufficient capital resources to comply fully with all of its obligations under this Agreement and the transactions contemplated hereby.

3.19 Due Diligence; Sophisticated Acquiror. Parent acknowledges that it has had an opportunity to inspect and evaluate the Company’s assets, liabilities and business. Parent has sufficient experience in requesting information and evaluating and purchasing companies similar to the Company so that it is capable of evaluating the merits and risks of this transaction and of protecting its own interests. Parent has requested all information, made all inquiries, made inspection, received responses and done all other things it deems appropriate in evaluating this transaction.

3.20 Approval of Lenders. Parent has obtained the Approval of Required Lenders to the consummation of the Acquisition.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing), to carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect. The Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Parent’s closing obligations in Section 6.1 or Section 6.3 not to be satisfied.

4.2 No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor any of its Subsidiaries will take, nor will the Company permit any of the Company’s or its Subsidiaries’ representatives to take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, or review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (a “Competing Proposed Transaction”), (b) provide information with respect to the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or are hereafter organized), (c) agree to, enter into a Contract with any Person, other than Parent, providing for, or approve a Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized) or (d) authorize or permit any of the Company’s representatives to take any such action. The Company will notify Parent immediately after receipt by the Company or any of its Subsidiaries (or any of their officers, directors, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets and Properties, Books and Records of the Company or any of its Subsidiaries by any Person or entity that informs or has informed the Company or any of its Subsidiaries that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company and its Subsidiaries (and their officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. The Company agrees that it will use commercially reasonable efforts to promptly inform its officers, directors, key employees and representatives of the obligations undertaken in this Section 4.2. Nothing in this Section 4.2 shall permit the Company to terminate this Agreement. Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to BGB in the Acquisition or (ii) a failure to induce Parent to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Private Placement. Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to Section 1.6 in a private placement pursuant to Section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to both Parent and Company. BGB acknowledges that (i) the shares of Parent Common Stock so issued in the private placement pursuant to Section 1.6 will not be registered under the Securities Act, except as provided under the Registration Rights Agreement (as defined below), and will constitute “restricted securities” within the meaning of the Securities Act; and (ii) the certificates representing the shares of Parent Common Stock shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

Pursuant to a registration rights agreement between Parent and BGB dated the date hereof and attached hereto as Exhibit B (the “Registration Rights Agreement”), Parent shall grant to BGB certain registration rights set forth in the Registration Rights Agreement.

5.2 Access to Information.

(a) Subject in all cases to the Company’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (i) give Parent and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company or its Subsidiaries, whether located on the premises of the Company or at another location; (ii) permit Parent to make reasonable inspections upon reasonable prior notice during normal business hours; (iii) furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company or its Subsidiaries as Parent from time to time may reasonably request, including financial statements and schedules; (iv) allow Parent the opportunity to interview such customers, suppliers, prime contractors (when the Company or any Company Subsidiary is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company or its Subsidiaries with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent in the development of cooperation plans for implementation by Parent and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to Section 5.3 and the agreements referenced therein, materials furnished to Parent pursuant to this Section 5.2(a) may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

(b) Subject in all cases to Parent’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Parent shall (i) give the Company and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of Parent, whether located on the premises of Parent or at another location; (ii) permit the Company to make reasonable inspections upon reasonable prior notice during normal business hours; and (iii) furnish the Company such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of Parent as the Company from time to time may reasonably request, including financial statements and schedules; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.2(b) shall affect or be deemed to modify any representation or warranty made by Parent herein.

5.3 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated June 20, 2003 and a Letter of Intent dated January 17, 2004 containing confidentiality provisions (such non-disclosure agreement and such provisions of such Letter of Intent, collectively, the “Confidentiality Agreements”) and have implemented certain confidentiality procedures pursuant thereto, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, all information furnished to Parent and its officers, employees, accountants and counsel by and on behalf of the Company and its officers, employees, accountants and counsel, and all information furnished to the Company and its officers, employees, accountants and counsel by and on behalf of Parent and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreements, and Parent and the Company shall be fully liable and responsible under the Confidentiality Agreements for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other representatives.

5.4 Expenses. All fees and expenses incurred by the Company and any of its Subsidiaries, and BGB in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting (other than accounting fees and expenses related to services performed by BDO in connection with auditing the financial records of the Company as contemplated in Section 5.13 below), financial advisory, consulting, success and all other fees and expenses of third parties (the “Company Expenses”), shall be the obligation of BGB. All fees and expenses incurred by Parent in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of Parent.

5.5 Public Disclosure. Promptly after execution of this Agreement, Parent and the Company shall issue a joint press release relating to this Agreement to be prepared jointly by Parent and the Company (the “Joint Press Release”). Thereafter, unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the NASD, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and BGB prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.6 Notices and Approvals. The Company shall give any notices that Parent may reasonably request in connection with the Acquisition or that are otherwise required or contemplated hereunder. The Company and Parent shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Company thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

5.7 FIRPTA Compliance. On or prior to the Closing, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.9 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or Person required in connection with the Acquisition; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval, other than customary filing fees) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. BGB agrees and acknowledges that he shall, and shall cause his Affiliates to, assign or transfer to the Company or its Subsidiaries any Intellectual Property, Contracts and other Assets and Properties that are used in the business of the Company or its Subsidiaries and are owned or leased by BGB or its Affiliates. Each party agrees to use reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.10 Indemnification. Parent and the Company agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the “Company Indemnified Parties”) as provided in its certificate of incorporation or bylaws or indemnification agreements as in effect on the date of this Agreement shall continue in full force and effect for a period of one year from and after the Closing; provided, however, that, in the event any claim or claims are asserted or made within such one-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Company hereby represents and warrants to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

5.11 Resignation of Directors. The Company and BGB shall obtain and deliver to Parent at the Closing the resignation of each director (or equivalent office) of the Company and its Subsidiaries.

5.12 Listing of Additional Shares Application. Parent shall, to the extent required by the rules of the Nasdaq National Market, file a listing of additional shares with respect to the shares of Parent Common Stock required to be issued in connection with the Acquisition.

5.13 Audited Financial Statements; Company’s Auditors. As soon as practicable after the Closing, the Company will prepare, in accordance with GAAP, and BDO Seidman, LLP (“BDO”), at Parent’s expense, will audit, the consolidated balance sheet of the Company as of December 31, 2003 and the related consolidated statement of operations and statement of cash flows of the Company for the two years ended on such date (the “Audited Financial Statements”). The Company will provide, and will cause its management and its independent accountants to provide, such information and assistance as Parent or BDO may reasonably request in order to facilitate BDO’s audit of the Audited Financial Statements. Additionally, the Company will use commercially reasonable efforts to cause its management and its independent accountants to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or BDO.

5.14 Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its and each of its Subsidiaries’ stock ledgers and minute books to Parent at the Closing. 5.16

5.15 Parent Board of Directors. Effective upon the Closing, Parent shall, by resolution of its board of directors, appoint BGB to serve as a member of the board of directors of Parent for a term expiring at the 2006 annual meeting of stockholders of Parent.

5.16 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and BGB for certain tax matters following the Closing:

(a) Section 338(h)(10) Election. At Parent’s option, the Company and BGB shall join with Parent in making timely, effective and irrevocable elections under Section 338(h)(10) of the Internal Revenue Code and any corresponding elections under state, local or foreign tax law that have substantially the same effect as the election under Section 338(h)(10) of the Internal Revenue Code (collectively, a “Section 338(h)(10) Election”) with respect to the Company. Parent, the Company and BGB agree to cooperate in all respects for the purposes of effectuating a timely and effective Section 338(h)(10) Election including, without limitation, the execution and filing of any forms or Tax Returns.

(b) Cooperation on Tax Matters.

(i) Parent, the Company, the Company Subsidiaries and BGB shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Company Subsidiaries and BGB agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Parent or BGB, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Company and the Company Subsidiaries or BGB, as the case may be, shall allow the other party to take possession of such Books and Records.

(ii) Parent and BGB further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iii) Parent and BGB further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Department Regulations promulgated thereunder.

(c) Tax Period Ending on or before Closing. BGB shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing that are filed after the Closing. BGB shall provide Parent with a copy of any such income Tax Return described in the preceding sentence no later than ten (10) days before such Tax Return is required to be filed and shall permit Parent to review and comment on each such income Tax Return prior to filing. To the extent permitted by applicable law, BGB shall include any income, gain, loss, deduction or other tax items for such period on his income Tax Return in a manner consistent with the Schedule K-1s prepared by Company for such periods.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the party legally responsible therefor when due, and such party will, at their or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of Parent and the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Allocation of Acquisition Consideration. Parent and BGB shall cooperate as provided herein in determining the allocation of the Acquisition Consideration and the liabilities of the Company among the assets of the Company. Parent shall initially determine such allocation and shall notify BGB in writing of the allocation so determined within sixty (60) days after the Closing. BGB shall be deemed to have accepted such determination unless BGB notifies Parent in writing of BGB’s proposed allocation within thirty (30) days after receipt of Parent’s proposed allocation. If BGB provides such notice to Parent, the parties shall proceed in good faith to determine mutually the matters in dispute. If they are unable to do so within thirty (30) days, the matter shall be referred to an appraisal firm chosen by and mutually acceptable to both Parent and BGB (the “Appraiser”). The decision of the Appraiser shall be binding on all parties. The Appraiser’s fees shall be shared equally by Parent, on one hand, and BGB, on the other hand. Neither Parent nor BGB shall take any position for tax purposes that is inconsistent with the final allocation determined hereunder unless such position would be inconsistent with a final non-appealable judgment which has been rendered in any judicial processing governing such position.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition or require Parent to (i) hold separate the assets of the Company or (ii) not exercise full voting rights with respect to its shares of capital stock of the Company or (iii) which would permit consummation of the Acquisition only if certain divestitures were made or if Parent were to agree to limitations on its or its Subsidiaries’ business activities or operations.

6.2 Additional Conditions to Obligations of BGB. The obligations of BGB to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the BGB:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b) Performance. Parent shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent at or before the Closing, including delivery of the Acquisition Consideration as specified in Section 1.8(a).

(c) Closing Certificate. Parent shall have delivered to BGB a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 6.2(a) and (b) above is satisfied in all respects.

(d) Legal Opinion. The Company shall have received a legal opinion from Venable LLP, counsel to Parent, in the form set forth in Exhibit C attached hereto.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company and BGB contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b) Performance. The Company and BGB shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or BGB, as the case may be, at or before the Closing.

(c) Private Placement. The shares of Parent Common Stock to be issued in connection with the Acquisition shall be issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

(d) Closing Certificate. BGB shall have delivered to Parent a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 6.3(a) and (b) above and Section 6.3(i) below is satisfied in all respects.

(e) Stock Certificates. BGB shall have delivered to Parent the certificate or certificates representing all of the issued and outstanding Company Capital Stock, duly endorsed in blank, or accompanied by a duly executed blank stock power.

(f) Legal Opinion. Parent shall have received a legal opinion from Williams Mullen, counsel to the Company and BGB, in the form set forth in Exhibit D attached hereto.

(g) Employees. Except for terminations caused by death or disability, (i) Martha Williams, Harry Gieske and David Stallings shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing and shall have executed and delivered to Parent Parent’s Intellectual Property, Confidentiality and Non-Competition Agreement in substantially the form attached hereto as Exhibit E (the “Non-Competition Agreement”), (ii) BGB shall be retained as a consultant by the Company and shall have delivered to Parent a consulting agreement, the form of which shall be agreed upon by BGB and Parent, and (iii) at least ninety percent (90%) of the employees of the Company and its Subsidiaries identified on Schedule 6.3(g) employed as of the date of this Agreement shall continue to be employed by the Company and its Subsidiaries at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing or to execute and deliver to Parent the Non-Competition Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

(h) Approvals. (i) Approvals, if any, from any Person other than a Governmental or Regulatory Authority necessary for consummation of the transactions contemplated hereby shall have been obtained, including any Approvals required to be disclosed in Section 2.6(c) of the Company Disclosure Schedule; and (ii) at and after the Closing, the Company shall have and be entitled to exercise all of its rights under the Contracts listed on Section 2.18(a) of the Company Disclosure Schedule without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

(i) Net Working Capital. The Company shall have not less than $700,000 in Net Working Capital at the time of Closing.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent, BGB or the Company (whether or not exercised) to investigate the affairs of Parent, BGB or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent, BGB or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except for the representations and warranties set forth in Sections 2.2, 2.3(a), 2.11, 2.14, 2.19, 2A.1 and 3.2 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing (the “Expiration Date”). For the avoidance of doubt, each provision of Article 1 and all corresponding Schedules shall survive until the satisfaction of all obligations described therein, and each provision of Article 9 and Article 10 shall survive so long as it is relevant to any other surviving provision. No Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

7.2 Indemnification by BGB.

(a) After the Closing, Parent and its Affiliates (including, after the Closing, the Company) officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by BGB for any and all Liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”), arising out of or resulting from:

(i) any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

(ii) any breach of any covenant or agreement made by the Company or BGB in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

(iii) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire Company Common Stock or any of the Company’s Assets and Properties;

(iv) Losses with respect to any Company Expenses required to be paid by BGB pursuant to Section 5.4; or

(v) Losses with respect to any Contract resulting from, relating to or arising out of the conduct of the Company’s business, including without limitation, Losses incurred as the result of any audit, renegotiation, termination, breach (other than breaches which occur after the Closing), amendment or adjustment of any Contract.

(b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud committed by the Company, the Company Subsidiaries, or BGB, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.2(a) that may be recovered from BGB shall not exceed $4,000,000.00 (the “Maximum Indemnity”); provided, however, that the limitation set forth in this Section 7.2(b) with respect to the Maximum Indemnity shall not be operative with respect to Losses (i) arising from any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company contained in Section 2.2 or Section 2.3(a), or (ii) described in clause (iv) of Section 7.2(a).

(c) Notwithstanding anything to the contrary contained in this Agreement, BGB shall not be liable to the Parent Indemnified Parties in respect of the first $250,000 of aggregate Losses resulting from indemnification claims under Section 7.2(a)(i) or (ii) above, it being the parties intention that this amount be a “basket”, provided that the foregoing “basket” shall not apply to indemnification claims based on or arising under Sections 2.3, 2.11, 2.19 or 2A.1, 5.4 or 5.16(d) or any claims alleging fraud or willful breach on the part of the Company or BGB. In addition, no indemnification shall be required to be made with respect to claims for Losses as to which BGB has not received written notice within thirty (30) days after the expiration of the applicable survival period set forth in Section 7.1. Other than in respect of indemnification claims under the Agreement sections listed above in this clause (c) or claims alleging fraud on the part of the Company or BGB, Parent agrees to use commercially reasonable efforts to submit a claim under all applicable insurance policies with respect to any indemnification claims under Section 7.2(a)(i) or (ii) above. To the extent that Parent actually receives any insurance proceeds with respect to any such claim, Parent shall pay BGB the amount of such proceeds up to the amount actually paid by BGB to Parent in respect of the Loss giving rise to such insurance claim less (1) all direct and indirect costs of Parent expended in obtaining such insurance proceeds and (2) any increase in insurance premium resulting from the payment of any such insurance claim.

(d) Absent fraud or willful breach of any representation, warranty or covenant, the indemnification provided by this Article 7 shall constitute the exclusive remedy of all Parent Indemnified Parties with respect to (i) the matters for which such indemnification is provided and (ii) any other matters arising out of, relating to or connected with this Agreement or the transactions contemplated here, regardless of whether any claims or causes of action with respect to such matters are brought in contract, tort or any other legal theory whatsoever.

7.3 Indemnification Procedures.

(a) The obligations and Liabilities of BGB under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 7.3. If any Parent Indemnified Party shall receive notice of any Third Party Claim, the Parent Indemnified Party shall give BGB notice of such Third Party Claim within ten (10) days of the receipt by the Parent Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release BGB from any of his respective obligations under this Article 7 except to the extent that BGB is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Parent Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b) BGB shall be entitled to assume and control the defense of a Third Party Claim at his expense and through counsel of his choice (such counsel to be reasonably acceptable to the Parent Indemnified Party) if he gives notice of his intention to do so to the Parent Indemnified Party within fifteen (15) days of the receipt of such notice from the Parent Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Parent Indemnified Party and BGB, then the Parent Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of BGB. In the event that BGB exercises the right to undertake any such defense against any such Third Party Claim as provided above, BGB shall conduct the defense of the Third Party Claim actively and diligently and the Parent Indemnified Party shall cooperate with BGB in such defense and make available to BGB at BGB’s expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party’s possession or under the Parent Indemnified Party’s control relating thereto as is reasonably required by BGB. Similarly, in the event the Parent Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, BGB shall cooperate with the Parent Indemnified Party in such defense and make available to the Parent Indemnified Party, at BGB’s expense, all such witnesses, records, materials and information in BGB’s possession or under BGB’s control relating thereto as is reasonably required by the Parent Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

7.4 Right of Offset. In the event any amounts are payable by BGB pursuant to this Article 7, subject to the Maximum Indemnity, Parent may offset such amounts from the principal and interest due under the Note. No limitation on such right of offset shall otherwise affect any Parent Indemnified Party’s rights hereunder or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which any Parent Indemnified Party is or may be entitled, at law or in equity. The exercise of any such right of offset by Parent in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a) by mutual agreement of the BGB and Parent;

(b) by Parent or BGB if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on February 13, 2004 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal.

(c) by Parent if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

(d) by Parent if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the date specified in Section 8.1(b)(i); and

(e) by BGB if he is not in material breach of his representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and (i) Parent is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Parent (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i).

8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, BGB or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.4, 5.5 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing, Parent and BGB may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent to:

Viisage Technology, Inc.

30 Porter Road

Littleton, Massachusetts 01460

Facsimile No.: 978.952.2225

Attn: Bernard C. Bailey, President

with a copy (which shall not constitute notice) to:

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, Virginia 22182

Facsimile No.: (703) 821-8949

Attn: Joseph C. Schmelter, Esq.

If to the Company:

Trans Digital Technologies Corporation

1215 Jefferson Davis Highway

Suite 1105

Arlington, Virginia 22202

Facsimile No.: 703.414.5835

Attn: Christian Volmar

with a copy (which shall not constitute notice) to:

Williams Mullen

1666 K Street, N.W., Suite 1200

Washington, D.C. 20006

Facsimile No.: 202.293.5939

Attn: James A. Blalock III, Esq.

If to BGB:

c/o Trans Digital Technologies Corporation

1215 Jefferson Davis Highway

Suite 1105

Arlington, Virginia 22202

Facsimile No.: 703.414.5835

with a copy (which shall not constitute notice) to:

Williams Mullen

1666 K Street, N.W., Suite 1200

Washington, D.C. 20006

Facsimile No.: 202.293.5939

Attn: James A. Blalock III, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, the Letter of Intent dated January 17, 2004, by and between the Company and Parent), except for the Confidentiality Agreements (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with their terms), and shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein.

9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Acquisition to be satisfied.

9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5 Third-Party Beneficiaries. Except for Section 5.10, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.10 or Article 7; provided, that this Section 9.5 shall not be construed to prohibit an action for consideration which is unpaid at a time when Parent is then obligated to pay such amounts pursuant to Article 1.

9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.9 Governing Law, Submission to Jurisdiction. This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Massachusetts or the Commonwealth of Virginia and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limitation of the foregoing, no party shall have the right to request or demand that any legal action or proceeding brought by another party in Massachusetts be transferred to Virginia or vice versa.

9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 9.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 7 shall be construed or interpreted to limit this Section 9.13.

ARTICLE 10

DEFINITIONS

10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Cash Amount” means (a) $20,3000,000, plus (b) the CAC Amount if the Aggregate Cash Amount is increased in accordance with Section 1.7(b).

“Aggregate Share Amount” means 5,850,000 shares of Parent Common Stock, determined as follows: (a) if the Average Parent Common Stock Price is less than or equal to $5.00 per share and greater than or equal to $3.00 per share, the Aggregate Share Amount means 5,850,000 shares of Parent Common Stock; (b) if the Average Parent Common Stock Price is greater than $5.00 per share, the Aggregate Share Amount means the number of shares of Parent Common Stock, rounded to the nearest whole number, determined by dividing (i) $29,250,000, by (ii) the Average Parent Common Stock Price; or (c) if the Average Parent Common Stock Price is less than $3.00 per share, the Aggregate Share Amount means the number of shares of Parent Common Stock, rounded to the nearest whole number, determined by dividing (x) $17,550,000, by (y) the Average Parent Common Stock Price.

“Agreement” means this Stock Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, novation, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Average Parent Common Stock Price” means the average closing sales price of Parent Common Stock as traded on the Nasdaq National Market and reported by The Wall Street Journal (or, if not reported therein, any other authoritative source), for the twenty (20) consecutive market trading days prior to the Closing Date.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company or Parent, as applicable, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Parent) that is restricted by agreement or applicable law from being disclosed to parent and/or Persons.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business and consistent with past practice, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

“Business or Condition of Parent” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Parent and its Subsidiaries, considered in the aggregate.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and its Subsidiaries, considered in the aggregate.

“Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries; (b) is licensed to Company or any of its Subsidiaries; or (c) is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as presently conducted.

“Company Options” means any Option to purchase or otherwise acquire Company Common Stock.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

“Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, including any Government Contract.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Equity Equivalents” means securities (including Options to purchase any shares of Company Common Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

“Government Contract” means any Contract to which the Company or any Company Subsidiary is a party with any Governmental or Regulatory Authority or any Contract to which the Company or any Company Subsidiary is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Net Working Capital” means the total net cash, accounts receivable (other than accounts receivable listed in Section 2.25 of the Company Disclosure Schedule or which are otherwise overdue by more than sixty (60) days) and other current assets of the Company minus accounts payable and other current liabilities of the Company.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company, any Subsidiary, or any member of the same controlled group of businesses as the Company or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any Subsidiary or any of their ERISA Affiliates makes contributions or is required to make contributions, and (b) any employment, severance or other arrangement or policy of any of the Company any Subsidiary or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

“Required Lenders” means each of Commerce Bank & Trust Company and Lau Technologies.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Subsidiary” means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware General Corporation Law.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, on the one hand, and the Company (prior to the Closing) and BGB, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, the Company or BGB.

(b) When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, the Company and BGB, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

VIISAGE TECHNOLOGY, INC.

By:	/s/ Bernard C. Bailey
Name:	Bernard C. Bailey
Title:	President

TRANS DIGITAL TECHNOLOGIES CORPORATION

By:	/s/ B.G. Beck
Name:	B. G. Beck
Title:	President

/s/ B.G. Beck
B. G. BECK